UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2006

BUCKEYE VENTURES, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	0-27454 (Commission File Number)	33-0081215 (IRS Employer Identification No.)

4455 Lamont Street, Suite 3, San Diego, California (Address of Principal Executive Offices)		92109 (Zip Code)

Registrant’s telephone number, including area code: (858) 272-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BUCKEYE VENTURES, INC.

INDEX - FORM 8K/A

FORWARD-LOOKING STATEMENTS

CORPORATE INFORMATION

SECTION 2 - FINANCIAL INFORMATION

Item 2.01 Completion of Acquisition or Disposition of Assets.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

ENERGY KING, INC. FINANCIAL STATEMENTS

Balance Sheets as of September 30, 2006 (Unaudited), June 30, 2006 and June 30, 2005

Statements of Operations for the three months ended September 30, 2006 and 2005 (Unaudited) and for the years ended June 30, 2006 and 2005

Statements of Changes in Stockholders’ Equity for the years ended June 30, 2005 and 2006 and for the three months ended September 30, 2006 (Unaudited)

Statements of Cash Flows for the three months ended September 30, 2006 and 2005 (Unaudited) and for the years ended June 30, 2006 and 2005

Notes to Financial Statements

BUCKEYE VENTURES, INC. AND SUBSIDIARIES PRO FORMA FINANCIAL STATEMENTS

Pro Forma Combined Statements of Operations (Unaudited) for the period June 24, 2005 to December 31, 2005

Pro Forma Combined Statements of Operations (Unaudited) for the nine months ended September 30, 2006

Notes to Pro Forma Combined Statements of Operations (Unaudited)

SIGNATURES

FORWARD-LOOKING STATEMENTS

This current report contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") to be covered by safe harbors created thereby. Such forward-looking statements are made only as of the date of this current report and involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Buckeye Ventures, Inc. and its subsidiaries (hereinafter, collectively, referred to as “Buckeye”, the "Registrant", the "Company", "We", "Us", "Our" and similar descriptive words) or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned that such information involves risks and uncertainties, including those created by general market conditions, competition and the possibility that events may occur which limit our ability to maintain or improve our operating results. Such risks, uncertainties and other important factors include, among others, retention of key management, a national economic downturn or one or more regional downturns or industry specific downturns, shortages of labor, difficulty in obtaining or increased costs associated with financing and seasonal fluctuations in demand for our products and/or services. All statements, other than statements of historical facts, included or incorporated by reference in this current report that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement such strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success in our business or acquisitions, as well as other statements which include words such as "anticipate," "believe," "plan," "estimate," "expect," and "intend" and other similar expressions, constitute forward-looking statements. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and the inclusion of such information should not be regarded as a representation that it will occur.

CORPORATE INFORMATION

All of our reports and filings with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are made available, free of charge, through the SEC website located at http://www.sec.gov, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, and current reports on Form 8-K, and any amendments to these reports. The Company's reports are available through the SEC website as soon as reasonably practicable after we electronically file with, or furnish such material to the SEC.

DESCRIPTION OF BUSINESS

Buckeye Ventures, Inc. was formed in July 2005 for the purpose of becoming a consolidator of independent local and regional providers of residential heating, ventilating, air conditioning and plumbing ("HVAC/Plumbing") services and replacement equipment through the United States. The Company’s goal is to become a leading HVAC/Plumbing service provider in each of the markets in which it operates or will operate. The Company’s management is comprised of executives and operators with extensive experience in the HVAC/Plumbing industry generally as well as experience in HVAC/Plumbing service provider consolidation and management and operations, including large multi-location, national, regional and local HVAC/Plumbing companies.

The Company believes that by pursuing its plan of combining local and regional HVAC/Plumbing service providers into a well-managed national organization, the Company should be able to create a national HVAC/Plumbing service provider with brand name recognition throughout the HVAC/Plumbing service industry. We believe that with national recognition the Company will be able to strengthen and consolidate its customer bases and improve overall operating efficiency, utilizing centralized management expertise and strong local presences in each market.

On September 28, 2006, the Company acquired as a wholly-owned subsidiary Energy King, Inc., a Sacramento, CA HVAC/Plumbing service provider. Energy King, incorporated under the name I.T.E.S. Service Corporation on February 2, 1988, has been in business for almost 19 years. The Energy King acquisition is the Company’s second, following the Company’s the initial acquisition on July 31, 2005 of Heating and Air Conditioning Services Inc., a Delaware corporation, that has been an HVAC/Plumbing service provider in the greater Boston, MA for more than the past 20 years.

We are presently negotiating to acquire other independent HVAC/Plumbing service providers as part of our continuing business plan to consolidate local and regional HVAC/Plumbing service providers in desirable markets in order to develop a national presence. Our existing HVAC/Plumbing service centers in the Boston, MA and Sacramento, CA presently install, service and provide maintenance for residential central air conditioning systems, heating, cooling and indoor air quality systems, including service offered under annual contracts. We also are expanding into providing a full range of residential plumbing services.

Our present and future focus is on the service and replacement markets for residential and small commercial customers because it is our management's belief, based upon years of industry experience, that the service and replacement market offers higher margins and exposes us to a reduced level of credit risk compared to the levels of risk usually associated with larger scale new construction projects. In addition, we believe that the HVAC/Plumbing service and replacement market offers more attractive pricing due to demands by both residential and small commercial customers in local markets for prompt, convenient and reliable service that can be offered by local HVAC/Plumbing service providers.

HVAC/PLUMBING INDUSTRY OVERVIEW

The HVAC/Plumbing service industry is highly fragmented and the Company estimates, based upon industry data, that there are at least 40,000 HVAC/Plumbing companies in the US. We believe based upon published industry data estimates that the market for the service and replacement of HVAC/Plumbing systems in existing homes is in excess of $50 billion annually.

Generally, local HVAC/Plumbing companies are small, owner-operated, independent contractors who serve customers in local markets, with limited access to capital for investment in infrastructure, technology and expansion. We believe that HVAC/Plumbing businesses are typically closely-held, single-center operators that serve a limited geographic area and are heavily dependent upon referrals to generate business. We also believe that, in many cases, these small-sized service providers are operated by former service technicians who lack the management experience and marketing expertise necessary to expand their businesses, generate profitable operations and compete effectively with larger operators in their local market as well as regional operators competing in their market.

Our management believes that larger HVAC/Plumbing contractors are generally better able to operate efficiently and cost-effectively, offer customers a broader array of HVAC/Plumbing related products and services and provide a higher level of customer service than smaller operators. We believe that these competitive advantages are the result of greater managerial and financial resources as well as economies of scale in purchasing and marketing expenses, which factors should enable us to promote a trend toward consolidation in the HVAC/Plumbing industry and present an opportunity for well-capitalized operators, including public companies such as the Registrant, to acquire additional operators on favorable terms.

At present, we serve the greater Sacramento, CA and Boston, MA metropolitan area markets, principally providing renovation and replacement service to residential and small business customers rather than new construction HVAC/Plumbing installations. It is the view of our management, based upon their experience and continuing HVAC/Plumbing industry analysis, that many metropolitan and suburban areas in the U.S. have experienced significant growth in residential HVAC/Plumbing renovation and replacement activity over the last several years as a result of the past several years of strong residential housing market nationally. We believe, even with the recent slowing in new residential construction and the slowing of sale price increases in residential home that the demographic trends indicate continued growth in the areas of HVAC/Plumbing renovation and replacement as homeowners seek ways to add value to their homes.

The HVAC/Plumbing service industry is influenced by seasonal factors, which generally result in lower activity during winter months than in other periods. This factor is especially apparent in northern and mid-western regions of the U.S. As a result, we expect that revenues and profits from our Sacramento, CA and Boston, MA area operations and other such markets in which we make acquisitions will generally be lower in the first and fourth quarters of each fiscal year, and higher in the second and third quarters. As we make acquisitions in the south and southwest areas of the U.S., seasonal factors will become less apparent in our consolidated operations.

HVAC/PLUMBING SERVICES

HVAC. At present, we offer HVAC replacement and renovation services through both of our operating subsidiaries, Energy King, Inc. and Heating & Air Conditioning Services, having operations and facilities in the Sacramento, CA and Boston, MA metropolitan areas, respectively. To date these operations have generated all of our revenues. HVAC systems typically involve air duct systems and air-handling and condenser equipment. Other equipment components of an HVAC system include: heaters, furnaces, condensers, air handlers and blowers. A typical HVAC replacement project for residential or small commercial projects begins with a thorough inspection of the current equipment. Engineering calculations are performed to determine the appropriate replacement equipment. In most cases, the air-handling equipment and condensing equipment are replaced as well as the refrigeration lines. When necessary, duct repairs and modifications are also made.

Plumbing. As we acquire new HVAC/Plumbing service providers, our plumbing services will involve the repair of residential plumbing systems that convey domestic water throughout a home or supply natural gas to various equipment or appliances, as well as the repair and replacement of heaters, boilers, ovens and stoves, and kitchen and bathroom equipment. A domestic water system typically includes separate piping for hot and cold water as well as a number of fixtures including sinks, bathtubs, showers and hot tubs. Substantially all of the equipment and component parts we will install are purchased from third-party wholesale suppliers or directly from the manufacturers or "OEMs", which equipment and components will be resold to our customers as part of the contracted installation and repairs.

Maintenance and Repair. Maintenance and repair contracting services are generally provided on a fee per visit basis. In addition, we provide our customers with service contracts which generally have an annual fee with additional sums due for certain products and services. Revenues generated from repair and maintenance contracting services historically represent a small portion of the overall revenue of the Company.

OUR HVAC/PLUMBING BUSINESS OPERATING STRATEGY

We believe that successful implementation of our operating strategy, including our acquisition program, should enable us to establish a national brand recognition for the Company, with a reputation for superior, high quality service, skilled technicians, cost efficiencies and customer satisfaction. By developing a national reputation, our management believes that we will appeal to a large number of customers who will become familiar with and rely upon us as a large, nationally recognized HVAC/Plumbing service company. Our operating strategy is based on the following key elements:

(i) providing superior, high quality service in a professional and timely manner;

(ii) offering competitive pricing structures;

(iii)  providing comprehensive training programs to our employees/technicians to further improve operating procedures and customer relations;

(iv)  generating positive public image for the Buckeye Ventures name from our customers' good will and satisfaction; and

(v)  promoting our program of entering into maintenance service agreements for existing and new customers in order to build customer loyalty.

We have adopted and will continue to implement and update a manual of standardized policies and operating procedures, based upon our management’s extensive industry experience, for each of our acquired HVAC/Plumbing subsidiaries. We apply our policies and procedures to enable our subsidiaries to achieve a consistent professional performance standard that will be recognized in their respective markets for high-quality service supervised by our local management teams and their respective skilled technicians, with oversight by our professional corporate management. Our practice of promoting in each of our markets of customer maintenance service agreements will also serve to generate increasing, recurring revenues and at the same time will enhance our efforts to develop loyal customer bases, providing us with the opportunity for cross-marketing our services and products.

During the past several years, the HVAC industry has experienced significant improvement and new technology with respect to products and services. As a result, HVAC service providers have begun to utilize newly introduced sensor equipment to monitor the presence and levels of certain harmful substances existing in customers' residential as well as commercial spaces. We offer and actively promote through our existing HVAC/Plumbing service centers and will promote in all future service centers a variety of Indoor Air Quality Services ("IAQ") products designed to detect and promptly remediate any unhealthy air quality. Our management believes that at present, IAQ products and services are not widely available from most small local HVAC service providers. Our IAQ products and services include, among others, periodic duct cleaning, fresh air ventilation and heat recovery systems, the use of ultraviolet light processes and the sale and installation of ozonators.

In order for the Company to achieve and maintain operating efficiencies based on economies of scale as we continue our consolidation plan, it is our intention to consolidate certain administrative functions at our corporate headquarters in San Diego, CA, to include centralized accounting and financial reporting systems and procedures, while basic accounting activities will be conducted at the operating level at each of our HVAC/Plumbing service centers. In addition, the Company will implement a system of budgets, forecasts, reports and financial controls, including procedures related to internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)). We will also consolidate in our San Diego headquarters operational controls, including purchase and maintenance of insurance coverage, the leasing of service fleet equipment, consolidation of the negotiation and purchase of inventory, legal functions and national and regional sales and marketing. We will continue to evaluate our controls and procedures for the purpose of generating further economies of scale through selective consolidation of administrative and other functions as we grow our HVAC/Plumbing business and complete additional acquisitions.

Enhanced Purchasing Power. As we make additional acquisitions of operating HVAC/Plumbing service center locations in the future, we intend to utilize our increasing size and market presence to enhance our purchasing power on behalf of all of our HVAC/Plumbing service center operations to generate economies of scale and improve operating margins. Based upon our present level of negotiations with existing operators and planned future negotiations that we hope will be successful, we believe that we will achieve sufficient size to use our scale and purchasing power to improve our margins and growth prospects.

At present, we purchase our materials directly from the manufacturer or through wholesalers and other distributors. We intend to use our future purchasing power to negotiate with our suppliers to receive discounts whenever possible and plan to enhance our material procurement strategy to actively reduce the number of distributors from which we source materials. As a result of greater purchasing power, it is our management's belief that our costs of material as a percentage of revenues will decrease and our margins will increase.

The implementation of our acquisition strategy provides for expansion into new geographic areas including the Sunbelt states in the U.S. together with the expansion of our presence in our existing markets in the Sacramento, CA and Boston, MA areas. Because the U.S. residential HVAC/Plumbing service industry historically has been and remains highly fragmented at present, we believe that many HVAC/Plumbing businesses lack the capital necessary to expand operations, and their business models typically do not provide for a profitable exit strategy. As a result of our being a public reporting company with securities registered under the Exchange Act, we believe that many desirable HVAC/Plumbing operators will respond positively to the advantages of becoming affiliated with and being a subsidiary of the Company. We intend to provide the following tools and benefits to our operating subsidiaries:

(i)  business and marketing support systems from the corporate parent that will enable the local HVAC/Plumbing service centers to operate more profitably;

(ii)  centralize administrative functions in order to increase each local operator's focus on its existing customers and increasing customer base by providing enhanced customer service without the time and effort presently devoted to administrative tasks;

(iii)  the development of a potential national name recognition; and

(iv)  the opportunity for the small HVAC/Plumbing service center operator and its key employees to acquire an equity interest in a public company with securities subject to quotation on the NASD OTCBB.

Our acquisition program involves making acquisitions of existing HVAC/Plumbing businesses in new markets that are not being served by the Company. Management's main criteria for acquisitions of HVAC/Plumbing businesses are that they operate successfully in their respective markets, have developed a growing customer base and have reputations for high quality service and customer satisfaction. We intend to target businesses that have annual revenue ranging from $1.0 million to $10.0 million. In order to evaluate each potential acquisition target, we consider additional criteria including whether potential acquisition targets are: well-positioned in attractive markets; financially stable having positive cash flow from operations; and have in place a strong management team.

Initial Acquisition. Effective July 31, 2005, Buckeye acquired Heating and Air Conditioning Services, Inc., which has operated in the Boston metropolitan market and contiguous suburban markets for over 20 years. Heating & Air had revenues of approximately $4.7 million in 2005 and $5.1 million in 2006, approximately 95% of which were derived from residential customers and 5% from small commercial customers. Heating and Air had approximately 35 employees as of March 31, 2006. We estimate that Heating and Air will generate revenues of approximately $5.5 million in 2007 and continue to be profitable.

Acquisition Targets. The Company's current acquisition targets are intended to expand the geographic coverage of the Company by seeking entry into new U.S. markets including the Sunbelt and other growing residential markets, in addition to increasing the Company's presence in the Northeast U.S. markets and in California. The Company is in advanced negotiations to acquire companies with revenues of approximately $9.7 million. Our plan is to continue discussions with other HVAC/Plumbing service providers in desirable markets with the intention of making acquisitions which management hopes will generate annual revenues of up to $100 million or more within 24 months.

BUSINESS OF ENERGY KING

Acquisition of Energy King. On September 28, 2006, Buckeye Ventures, Inc. acquired 100% of the common stock of Energy King, Inc. for $3.9 million evidenced by non-recourse notes payable to the former shareholders of Energy King, secured solely by the shares of Energy King common stock. The purchase price is subject to a purchase price adjustment reduction amount (not to exceed $2.0 million) as set forth in Note 2 to the Notes to Energy King Financial Statements below. Also see the discussion under Item 2.01 below. The notes bear interest at a rate of 5% and are due September 30, 2008, subject to a one year extension with the consent of Energy King management. Notes for $2.0 million of the $3.9 million in total notes payable are convertible into a total of up to 8,000,000 shares of the Company’s common stock, based upon a conversion price $0.25 per share, up to and including December 31, 2007, and after December 31, 2007, the $2.0 million in notes are convertible into a total of up to 5,714,286 shares of the Company’s common stock, based upon a conversion price of $0.35 per share. Interest on the $1,900,000 non-convertible portion of the notes is payable monthly and interest on the remaining $2.0 million convertible notes is payable on the due date of the notes and such interest, at the Company’s sole option, may be paid in shares of the Company’s common stock, based upon the closing price of the Company’s shares on the due date of the interest payment.

In connection with the Energy King acquisition, the Company also agreed to pay $100,409 in Energy King’s settlement liability to the State of California and guaranteed payment of the $255,215 note payable to a third party. See Note 6 to the Notes to Energy King Financial Statements below.

Energy King General. Energy King has operated in the Sacramento, CA metropolitan market and contiguous suburban markets for 19 years. Energy King had revenues of approximately $5.9 million in 2006, approximately 90% of which were derived from residential customers and 10% from other categories. The greater Sacramento, CA market has a population of more than 1 million persons and has approximately 250,000 residential households. Based upon anticipated growth in the Sacramento, CA market together with the financial and management resources of the Company, we estimate that Energy King will generate revenues of approximately $7 million in 2007 or an increase of approximately 19%. As disclosed under “Description of Business” above, at present, Energy King’s business primarily involves heating, ventilation and air conditioning or HVAC services including HVAC replacement and renovation services to residential customers

Competition. As with the HVAC/plumbing service industry nationally, competition in the Sacramento, CA is highly fragmented with many competing small and mid-sized owner-operated private companies. There are approximately 200 HVAC service providers competing in the Sacramento market including both corporate and sole proprietor operations most of which are local companies serving residential customers. However, we also compete with two national operations that also serve the residential market: Service Experts, a subsidiary of Lennox International, Inc., a large public HVAC provider; and One Hour Air Conditioning, a private HVAC provider serving the residential market nationally. Energy King expects that it will be required to compete with other HVAC service companies that operate in several California markets as well as in other western states and nationally, many of which have far longer operating histories and far greater financial, personnel and other resources. Several competitors have grown their businesses through acquisition programs similar to our acquisition plan and we expect that we will face competition in pursuing desirable acquisition candidates. We expect that we may also compete in the future with companies that will offer customers a greater range of services than we provide or who may have lower overhead cost structures, and therefore would be able to provide comparable services at lower rates. We may also face competition from former employees of our Sacramento CA operations, as well as our Boston operation, who are familiar with our current and future employees, customers, pricing structure and operational practices. Further, due to the fragmented nature of the industry and relatively low barriers to entry, additional competitors, including companies that offer other home improvement services in addition to HVAC/Plumbing services, may emerge that have greater access than the Company to capital, personnel, marketing and technological resources.

Principal Suppliers. At present, Energy King, our Sacramento, CA area subsidiary, primarily offers Amana air conditioning and heating equipment as their primary replacement product line. In addition, Energy King uses Goodman Manufacturer and Johnstone Supply as vendors. There are no agreements in place which require minimum purchases or which preclude Energy King from purchasing equipment or materials from other vendors. Energy King purchases other related HVAC materials and supplies from Energy King as there are many vendors supplying similar materials and supplies in the open market.

Trademarks. The Company currently owns the trademark rights as registered with the United States Patent and Trademark Office to the name “Energy King,” and various derivations thereof, along with the phrase, ”Who’s the King of your castle?.” The Company intends to file additional trademark applications in the future in connection with its Energy King business. The Company regards trademarks as an important factor in the development and marketing of its operations and business strategy. The Company's policy is to pursue registration of its trademarks whenever possible.

Employees. At December 31, 2006, Energy King had 47 employees, including its two executive officers. None of our employees are represented by a collective bargaining agreement. The Company believes that its relationship with its employees is satisfactory.

Insurance. The Company maintains general liability, workers compensation, property, employment practices liability for each of its subsidiaries. The costs of insurance coverage vary, and the availability of certain coverage has fluctuated in recent years. Energy King maintains liability insurance of $1 million per occurrence and $2 million aggregate. The Company believes that it present insurance coverage and the insurance coverage applicable to Energy King’s business is adequate for its current operations. There can be no assurance that the coverage is sufficient for all future claims or will continue to be available in adequate amounts or at reasonable rates.

Description of Property. Energy King leases a 4,000 square foot facility at 1717 Kathleen Avenue, Sacramento, CA 95815 on a month-to month basis, at a monthly rental of $2,700. Energy King is currently under negotiations to enter into a new long-term lease for these facilities and believes that it will be able to successfully complete lease negotiations at satisfactory terms and conditions. The existing Energy King facilities are adequate for the foreseeable future.

RISKS RELATED TO OUR HVAC/PLUMBING BUSINESS

Housing Market Could Adversely Affect Our Business

While our Energy King subsidiary is primarily engaged in the HVAC renovation, service and replacement business for residential customers within its greater Sacramento, CA market, the Company’s business plan involves the full range of HVAC/Plumbing related services, including the service and maintenance of all HVAC and plumbing systems principally for residential replacement and renovation in each of the markets it which we operate and will in the future operate. This business is dependent upon the levels of residential and small business renovation customers. Ability to maintain or increase revenues will depend on the number of residential and small business customers starting and completing replacement and renovation projects in the markets in which we presently operate and will in the future operate. Levels of replacements and renovations is cyclical in nature and will be affected by general and local economic conditions, changes in interest rates and other factors, including the following:

- regional economic conditions;

- interest rates and other factors affecting the availability and cost of financing;

- overall consumer confidence;

At present we operate in both the Sacramento, CA and the Boston, MA metropolitan markets and this concentrates our risk to local economic conditions in these regions. Downturns in economic conditions in our markets could result in a material reduction in our HVAC/Plumbing replacement and renovation activity levels and our financial condition.

Our HVAC/Plumbing Growth Will Depend on Our Ability to Acquire new HVAC/Plumbing Service Locations in Other Markets, Our Ability to Successfully Integrate New Locations and Our Ability to Finance New Acquisitions.

Our ability to achieve our growth plan is dependent upon our ability to successfully complete acquisitions of other HVAC/Plumbing service providers in additional markets, as well as the economic conditions that prevail in such markets. We intend to continue to pursue our program of selected acquisitions by identifying and evaluating acquisition prospects with the view to complement and expand our existing business. The timing, size and success of completing future acquisitions and the required capital commitments for future acquisitions cannot be predicted. If we are unable to find appropriate acquisitions and successfully complete acquisitions at acceptable terms, our ability to increase our revenues and generate profit may be diminished.

Each acquisition involves a number of risks, including:

-  the diversion of our management's attention from existing business operations to efforts involving integrating the operations and personnel of the acquired HVAC/Plumbing businesses;

-  possible adverse effects on our operating results during the integration process; and

-  our possible inability to achieve the intended objectives of the combination.

We expect to finance future acquisitions through the issuance or use of debt and/or equity securities as well as through cash flow from operations. There can be no assurance that we will be able to secure debt or equity financing, if and when needed, at acceptable terms, nor can there be assurance that our cash flow will be sufficient for financing acquisitions. If we should proceed with an acquisition for cash consideration, we would require financing in addition to our present financial resources, which could have an adverse effect on our working capital required for our existing operations. Any future acquisitions could also dilute the equity interests of our existing stockholders, require us to write off assets for accounting purposes, or create other accounting issues, such as significant expenses for amortization of goodwill or other intangible assets.

We May Experience Difficulties in Managing Internal Growth.

In order to continue to grow internally, we expect to expend significant time and effort managing and expanding our existing operations while implementing our acquisition program. There can be no assurance that our systems, procedures and controls will be adequate to support our expanding operations, including the timely receipt of financial information from any acquired locations, which would adversely effect our ability to remain current in our reporting requirements under the Exchange Act. Our growth can be expected to impose significant added responsibilities on our corporate management, including the need to identify, recruit and integrate new senior managers and executives, as well as increasing costs associated with such efforts. If we are unable to manage our growth, or if we are unable to attract and retain additional qualified management, our operations could be materially adversely affected.

We are Dependent Upon our Ability to Retain Qualified Personnel Technicians and any Shortage May Negatively Impact Our Business, Including Our Ability to Grow.

We are dependent upon an adequate supply of skilled HVAC technicians and plumbers to complete our contracts in our Boston, MA and Sacramento, CA markets in a timely manner. It may be expected, as we make acquisitions of other HVAC/Plumbing service providers engaged in new residential construction installation or make use of personnel with technical specialties in this area of expertise, that from time to time, especially during periods of significant growth in the housing sector in the markets in which we operate and in the future will operate, we may experience a shortage of qualified plumbers and HVAC technicians. We must compete with other HVAC and plumbing contracting companies for a limited supply of skilled technicians. As a result, our ability to increase productivity and profitability may be limited by our ability to employ, train and retain skilled technicians necessary to meet our anticipated growth requirements. In addition, labor shortages could result in wage increases, which could reduce operating margins and have a negative effect on our financial condition and results of operations. While we believe that we offer a competitive compensation and benefits package, there can be no assurance that our employees will continue their employment under present terms and as a result, there can be no assurance that:

- we will be able to maintain the skilled labor force necessary to operate efficiently;

- our labor expenses will not increase as a result of any shortage in the supply of skilled technicians; and

- we will be able to grow during any period of labor shortage.

Due to Seasonality and Differing Regional Economic Conditions, Our Results May Fluctuate from Period to Period.

The HVAC/Plumbing industry is influenced by seasonal declines in operations and demand that affect the HVAC/Plumbing replacement and renovation business as well as the new construction business. These seasonal declines are due to weather, buying trends and other factors and typically result in reduced levels of HVAC/Plumbing activity during the first and fourth quarters of the calendar year. Our present business operations are limited to our Sacramento and Boston metropolitan area markets, which markets are subject to seasonal variations in operations and demand. Our revenues in the winter are typically significantly lower than in the period from May to August, which is the peak air conditioning season in both markets. As a result, our performance in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year. However, as we acquire additional HVAC/Plumbing service providers in other locations including warmer weather areas in the U.S., it may be expected that seasonality may have less of an impact on our results of operations from period to period. However, there can be no assurance that our future combined geographic, service and product mix will be sufficient to overcome any declines that may occur in the future or that other seasonal patterns will not emerge.

The Highly Competitive Nature of the HVAC/Plumbing Industry Could Affect Our Profitability by Reducing Our Profit Margins.

The HVAC/Plumbing service contracting industry is highly fragmented with many small and mid-sized owner-operated private companies competing in each market. In addition, we will be required to compete with larger regional companies that operate in several markets and states, as well as with other companies, including public and large private companies that operate nationally serving the residential HVAC market, having far longer operating histories and far greater financial, personnel and other resources. Such larger public and private companies have grown their businesses through acquisition programs similar to our acquisition plan and it may be expected that we will face competition in pursuing desirable acquisition candidates. We expect that we will also compete in the future with companies that will offer customers a greater range of services than we will provide or who have lower overhead cost structures, and therefore will be able to provide comparable service at lower rates. We may also face competition from former employees of both our Sacramento and Boston area operations, as well as from future operations in new markets, who are familiar with our current and future employees, customers, pricing structure and operational practices. If we are unable to offer our services at competitive prices or if we have to reduce prices to remain competitive, our future profitability would be impaired.

Our Operations are Subject to Physical Hazards Associated with the Installation and Repair of HVAC Systems; if an Accident Occurs It Could Adversely Affect Our Business.

The nature of our business exposes us to potential claims for personal injury or death resulting from injuries to employees and other persons, transportation accidents, property damage and negligence, intentional misconduct or defective materials or workmanship in connection with the installation, repair or maintenance of HVAC/plumbing systems. Claims could arise from the presence of mold in structures that contain HVAC/plumbing systems that we have installed or may install in the future. We will implement and maintain an active mold remediation program in place to respond to any future claims. There can be no assurance that the amount of any mold claims will not exceed insurance coverage limits. Future claims by customers may be based on the warranties we provide with respect to materials or workmanship or may be based on common law as well as state statutes relating to the conduct of HVAC/plumbing contractors. Although our operations are and will continue to be covered by comprehensive insurance, subject to deductibles and policy limits, certain types of claims, such as claims for punitive damages or damages arising from intentional misconduct, are generally not covered by insurance. There can be no assurance that any that future claims would not exceed the amount of our insurance coverage or that such insurance will continue to be available on economically reasonable terms, if at all.

The Loss of a Group of Key Management Personnel, Either at the Corporate or Operating Level, Could Adversely Affect Our Business.

The loss of key management personnel at the corporate level and/or at our operating subsidiaries in Boston and Sacramento locations could have an adverse effect on our business, financial condition and results of operations. Our operations depend on the continued efforts of our current and future executive officers, senior management and management personnel at each of our Service Centers. One of the primary criteria that we use in our evaluation of potential acquisition candidates is the quality of their management and while our acquisition negotiation process includes the retention of qualified management, we cannot guarantee that any member of management of an acquired business will continue to remain in their capacity for any particular period of time. Our subsidiaries service operations are managed on a decentralized basis at the local level and our results of operations will depend on the efforts, business contacts and experience of the management teams of our operating locations. At present, we do not maintain key man life insurance on any key personnel.

Our Results of Operations Could Be Adversely Affected as a Result of Goodwill Amortization or Write-Offs.

When we acquire a business, we may record an asset called "goodwill" equal to the excess amount we pay for the business, including liabilities assumed, over the fair value of the tangible assets of the business we acquire. Pursuant to generally accepted accounting principles, we would be required to amortize this goodwill, if traceable to specific items such as a customer base, over its estimated useful life following the acquisition, which would directly impact our earnings. Furthermore, we would be required to continually evaluate whether events or circumstances have occurred which indicate that any intangible assets such as goodwill may become impaired and subsequently require adjustments against earnings.

Government Laws and Regulations Could Adversely Affect our Business Operations.

-	Operations and licensing.
-	Our business is subject to various federal, state and local laws, regulations, ordinances and policies relating to, among other things:
-	the licensing and certification of plumbers and HVAC technicians;
-	our advertising, warranties and disclosures to customers;
-	applicable plumbing, mechanical and building codes with which we must comply.

Most states require that at least one employee be a licensed master, and many jurisdictions in which we will operate also regulate the number and level of license holders who must be present on a construction site during the installation of plumbing and mechanical systems. Some jurisdictions in which we will operate will require us to obtain a building permit for each plumbing or mechanical project. In addition, we must comply with labor laws and regulations.

- Environmental Health and Safety.

We are subject to safety standards established and enforced by the Occupational Safety and Health Administration as well as various environmental laws and regulations relating to the use, storage, transportation and disposal of various materials. Our HVAC and refrigeration systems work is subject to additional restrictions and regulations governing the availability, handling and recycling of various refrigerants due to the phase-out of ozone-depleting substances under the Montreal Protocol and the Clean Air Act.

- Clean Air Act.

HVAC systems are subject to various environmental statutes and regulations, including, but not limited to, laws and regulations implementing the Clean Air Act, as amended (the "Clean Air Act"), relating to minimum energy efficiency standards of HVAC systems and the production, servicing and disposal of certain ozone depleting refrigerants used in such systems. Both our Sacramento and Boston markets and additional markets in which we will operate are also subject to various federal, state and local environmental regulations, including laws and regulations governing the generation of hazardous substances and maintenance of underground storage tanks, among other laws and regulations. As we enter into new markets, we expect that we will become subject to additional regulations. There can be no assurance that the regulatory environment in which we presently operate or will operate in the future will not change significantly in the future, which could adversely affect our business. Various local, state and federal laws and regulations, including, but not limited to, laws and regulations implementing the Clean Air Act, impose licensing standards on technicians who service HVAC units. While the installers and technicians presently employed by us are duly certified by applicable local, state and federal agencies and have been able to meet or exceed such standards to date, there can be no assurance that they will be able to meet stricter standards if adopted in the future. In addition, installers must comply with local building codes when installing HVAC units in residences and commercial buildings. In some states, warranties provided for in our service agreements may be deemed insurance contracts by applicable state insurance regulatory agencies, thereby subjecting our business including our service agreements to the insurance laws and regulations of any such state.

RISK FACTORS RELATED TO MARKET OF OUR COMMON STOCK

Market prices of our equity securities can fluctuate significantly.

The market prices of our common stock may change significantly in response to various factors and events beyond our control, including the following:

-	the other risk factors described in this Form 8-K/A;
-	changing demand for our products and services and ability to develop and generate sufficient revenues;
-	a shortfall in operating revenue or net income from that estimated by us;
-	general conditions in markets in which we operate;
-	general conditions in the securities markets;
-	issuance of a significant number of shares, whether for compensation under employee stock options, conversion of debt, potential acquisitions or otherwise.

There is a limited Trading Market for our Common Stock.

Our common stock is subject to quotation on the NASD OTCBB. Recently, there has been limited trading activity in our common stock. There can be no assurance that a more active trading market will commence in our securities. Further, in the event that an active trading market commences, there can be no assurance as to the level of any market price of our shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

Dividends.

We do not expect to pay dividends in the immediate future. The payment of dividends, if any, will be contingent upon our future revenues and earnings, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors. It is our intention to retain earnings for use in the business operations and accordingly, we do not anticipate that the Company will declare any dividends in the near future.

Possible Issuance of Additional Securities.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. At December 31, 2006, we had 98,548,618 shares of common stock outstanding and 998,086 preferred shares outstanding. We must increase our authorized capital before we can issue additional shares of common stock and are in the process of amending our articles of incorporation to increase our authorized shares of common stock to 150,000,000 shares and preferred stock to 3,000,000 shares. Following any increase in our authorized shares of our capital stock and in connection with any acquisitions or otherwise, it may be expected that we will issue additional shares of common and/or preferred stock. To the extent that additional shares of common stock are issued, our shareholders would experience dilution of their respective ownership interests in the Company. The issuance of additional shares of common stock may adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

Compliance with Penny Stock Rules.

Our securities are currently considered a "penny stock" as defined in the Exchange Act and the rules there under, since the price of our shares of common stock is currently less than $5. Unless our common stock is otherwise excluded from the definition of "penny stock," the penny stock rules apply with respect to that particular security. The penny stock rules require a broker-dealer prior to a transaction in penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that the broker-dealer, not otherwise exempt from such rules, must make a special written determination that the penny stock is suitable for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure rules have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. So long as the common stock is subject to the penny stock rules, it may become more difficult to sell such securities. Such requirements, if applicable, could additionally limit the level of trading activity for our common stock and could make it more difficult for investors to sell our common stock.

Shares eligible for future sale.

As of December 31, 2006, the Registrant had 98,548,618 shares of common stock outstanding. Approximately 5,010,272 of such shares are currently freely tradable in the public market (except by affiliates of the Company) and approximately 93,538,346 shares are "restricted" as that term is defined under the Securities Act, and in the future may be sold in compliance with Rule 144 under the Securities Act. Rule 144 generally provides that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions and/or market-maker transactions an amount equal to the greater of one (1%) percent of (a) the Company's issued and outstanding Common Stock or (b) the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who has not been an affiliate of the Company during the three months preceding the sale and who has satisfied a two-year holding period.

Item 2.01 Completion of Acquisition or Disposition of Assets.

In connection with the September 28, 2006 acquisition of Energy King pursuant to an agreement by and among the Company, Energy King and a wholly-owned subsidiary of the Company, our wholly owned subsidiary was reverse merged into Energy King, which became a wholly-owned subsidiary of the Company. This resulted in the acquisition of 100% of the outstanding common stock of Energy King, Inc. The consideration for the acquisition was $4,255,624, including $3,900,000 in promissory notes, $100,409 which the Company agreed to pay on behalf of Energy King in settlement of an obligation to the State of California and the guarantee of payment of an Energy King note payable to a third party in the amount of $255,215.

The identifiable net assets of Energy King at September 30, 2006 consisted of:

Cash and cash equivalents	$82,944
Accounts receivable, net	219,446
Other receivables	4,259
Inventory	82,590
Prepaid expenses and other current assets	82,177
Property and equipment, net	78,490
Intangible assets, net	83,668
Other assets	55,107
Deferred tax asset	259,391
Accounts payable	(497,726)
Accrued expenses payable	(93,622)
Customer deposits and deferred revenue	(13,197)
Debt	(443,201)

Identifiable net assets	$(99,674)

The goodwill of $3,999,674 (excess of the $4,255,624 purchase price over the identifiable net assets of Energy King) was recorded in September 2006.

Two notes payable totaling $3,900,000 were executed in effecting the acquisition of Energy King. The following is a summary of the terms of each note. (i) Promissory Note payable to Varin Larson and Deanna Larson, former principal shareholders of Energy King, in the amount of $2,925,000, with interest at 5% per annum commencing on September 28, 2006. A $1,500,000 portion of this note is convertible on and after November 15, 2006 and before the maturity date of September 30, 2008, subject to an extension until September 30, 2009 with the consent of the Larsons; and (ii) Promissory Note payable to Alan Hardwick, the other former major shareholder of Energy King, in the amount of $975,000, with interest at 5% per annum commencing on September 28, 2006. A $500,000 portion of this note is convertible on or after November 15, 2006 and before the maturity date of September 30, 2008, subject to an extension until September 30, 2009 with the consent of Harding.

Both notes provide that if conversion is prior to December 31, 2007, the conversion price is $0.25 per share and if the conversion is after December 31, 2007, the conversion price is $0.35. The interest on the conversion portion of the notes is accrued and payable at any time up to the maturity date and may be paid, at the Company’s option, in shares of the Company’s common stock. Both notes may be prepaid by the Company in whole or in part at anytime without penalty. The note holders have been indemnified by the Company against any actions taken by the Company which would otherwise reduce the initial $0.25 per share conversion price, adjusted for any repayments up to that action.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

9.01(i)	Financial Statements of Energy King, Inc. as of the years ended June 30, 2006 and 2005.

9.01(ii)	Pro Forma Combined Statements of Operations For the Period June 24, 2005 (Inception) to December 31, 2005 and For the Nine Months Ended September 30, 2006.

(b)	The following documents are filed herewith as an exhibit to this Form 8-K/A:

Exhibit 10.1      Agreement and Plan of Merger.

ENERGY KING, INC.
Index to Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:

Balance Sheets as of September 30, 2006 (Unaudited),
June 30, 2006 and June 30, 2005	F-3

Statements of Operations for the three months ended
September 30, 2006 and 2005 (Unaudited) and for the
years ended June 30, 2006 and 2005	F-4

Statements of Changes in Stockholders’ Equity for the
years ended June 30, 2005 and 2006 and for the three
months ended September 30, 2006 (Unaudited)	F-5

Statements of Cash Flows for the three months ended
September 30, 2006 and 2005 (Unaudited) and for the
years ended June 30, 2006 and 2005	F-6

Notes to Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Energy King, Inc.

I have audited the accompanying balance sheets of Energy King, Inc. (the “Company”) as of June 30, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Energy King, Inc. as of June 30, 2006 and 2005 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Michael T. Studer CPA P.C.

Freeport, New York
January 15, 2007

ENERGY KING, INC.
Balance Sheets
	September 30,	June 30,
	2006	2006	2005
Assets	(Unaudited)

Current assets:
Cash and cash equivalents	$82,754	$28,271	$54,725
Accounts receivable, net of allowance
for doubtful accounts of $25,000,
$20,000, and $0, respectively	220,459	285,595	337,514
Receivables from related parties	34,181	11,085	-
Other receivables	2,924	12,079	2,137
Inventory	82,592	110,600	44,389
Prepaid expenses	82,977	74,279	53,487
Deferred income taxes	27,154	30,775	49,031

Total current assets	533,041	552,684	541,283

Property and equipment, net	78,490	81,243	38,625

Other assets:
Intangible assets, net	83,661	85,110	-
Deferred income taxes	197,324	163,350	158,974
Deposits	20,926	20,926	20,527

Total other assets	301,911	269,386	179,501

Total assets	$913,442	$903,313	$759,409

Liabilities and Stockholders' Equity (Deficiency)
Current liabilities:
Current portion of notes payable	$309,922	$42,010	$21,651
Note payable to related party	-	24,601	33,560
Accounts payable	497,726	537,079	469,949
Accrued expenses payable	109,342	114,419	59,488
Customer deposits and deferred revenue	12,875	8,819	20,428

Total current liabilities	929,865	726,928	605,076

Notes payable, net of current portion	96,594	266,903	263,471
Note payable to related party, net of current portion	24,145	-	-

Total liabilities	1,050,604	993,831	868,547

Stockholders' equity (deficiency):
Common stock, no par value; authorized 10,000 shares,
issued and outstanding 1,000 shares	743,758	743,758	743,758
Deficit	(880,920)	(834,276)	(852,896)

Total stockholders' equity (deficiency)	(137,162)	(90,518)	(109,138)

Total liabilities and stockholders' equity (deficiency)	$913,442	$903,313	$759,409

See notes to financial statements.

ENERGY KING, INC.
Statements of Operations

	Three Months Ended
	September 30,		Year Ended June 30,
	2006	2005	2006	2005
	(Unaudited)

Net sales and service revenues	$1,445,963	$1,663,637	$5,945,333	$4,874,343

Cost of sales and service revenues	696,863	824,395	2,906,413	2,342,016

Gross profit	749,100	839,242	3,038,920	2,532,327

Selling, general and administrative
expenses	819,335	666,750	2,981,518	2,374,047

Income (loss) from operations	(70,235)	172,492	57,402	158,280

Interest income	-	-	899	2,579
Interest expense	(5,962)	(5,843)	(25,001)	(17,518)

Income (loss) before income taxes	(76,197)	166,649	33,300	143,341

Income taxes (benefit)	(29,553)	67,183	14,680	(207,205)

Net income (loss)	$(46,644)	$99,466	$18,620	$350,546

Net income (loss) per share -
basic and diluted	$(46.64)	$99.47	$18.62	$350.55

Weighted average number of shares
outstanding - basic and diluted	1,000	1,000	1,000	1,000

See notes to financial statements.

ENERGY KING, INC.
Statements of Changes in Stockholders' Equity (Deficiency)

				Total
	Common Stock,			Stockholders'
	no par value			Equity
	Shares	Amount	Deficit	(Deficiency)

Balances, June 30, 2004	1,000	$743,758	$(1,203,442)	$(459,684)

Net income	-	-	350,546	350,546

Balances, June 30, 2005	1,000	743,758	(852,896)	(109,138)

Net income	-	-	18,620	18,620

Balances, June 30, 2006	1,000	743,758	(834,276)	(90,518)

Net loss (unaudited)	-	-	(46,644)	(46,644)

Balances, September 30, 2006
(unaudited)	1,000	$743,758	$(880,920)	$(137,162)

See notes to financial statements.

ENERGY KING, INC.
Statements of Cash Flows

	Three Months Ended
	September 30,		Year Ended June 30,
	2006	2005	2006	2005
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(46,644)	$99,466	$18,620	$350,546
Adjustments to reconcile net income
(loss) to net cash provided by
(used in) operating activities:
Depreciation and amortization	8,019	3,465	24,004	12,226
Loss (gain) on sales of property
and equipment	-	447	(4,804)	6,751
Deferred income taxes	(30,353)	66,383	13,880	(208,005)
Settlement expense liability to State
of California agreed to be paid
by Buckeye Ventures, Inc.	100,409	-	-	-
Changes in operating assets and liabilities:
Accounts receivable, net	65,136	(51,684)	51,919	(100,926)
Other receivables	9,155	375	(9,942)	-
Inventory	28,008	(9,289)	(66,211)	(7,587)
Prepaid expenses and deposits	(8,698)	(14,033)	(21,191)	(56,325)
Accounts payable	(39,353)	(63,252)	67,130	122,927
Accrued expenses payable	(5,077)	22,710	54,931	(30,415)
Customer deposits and deferred revenue	4,056	7,294	(11,609)	4,757

Net cash provided by (used in)
operating activities	84,658	61,882	116,727	93,949

Cash flows from investing activities:
Purchases of property and equipment	(3,817)	(6,930)	(56,912)	(24,663)
Proceeds from sales of property and
equipment	-	6,000	15,587	-
Intangible assets additions	-	-	(86,981)	-
Additions to receivables from related parties	(23,096)	-	(11,085)	-

Net cash provided by (used in)
investing activities	(26,913)	(930)	(139,391)	(24,663)

ENERGY KING, INC.
Statements of Cash Flows

	Three Months Ended
	September 30,		Year Ended June 30,
	2006	2005	2006	2005
	(Unaudited)
Cash flows from financing activities:
Proceeds from notes payable	$-	$-	$40,000	$-
Repayment of notes payable	(2,806)	(7,241)	(34,831)	(19,672)
Repayment of note payable to
related party	(456)	-	(8,959)	-

Net cash provided by (used in)
financing activities	(3,262)	(7,241)	(3,790)	(19,672)

Increase (decrease) in cash and
cash equivalents	54,483	53,711	(26,454)	49,614

Cash and cash equivalents,
beginning of period	28,271	54,725	54,725	5,111

Cash and cash equivalents,
end of period	$82,754	$108,436	$28,271	$54,725

Supplemental disclosures of cash flow information:

Interest paid	$2,532	$5,843	$21,992	$29,802

Income taxes paid	$800	$-	$800	$3,089

Schedule of non-cash investing and financing activities:

Acquisition of property and
equipment for notes payable	$-	$-	$18,622	$-

See notes to financial statements.

ENERGY KING, INC.
Notes to Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Energy King, Inc. (the “Company”) was incorporated in California under the name I.T.E.S. Service Corporation on February 2, 1988. The Company sells, installs and repairs heating, ventilation, and air conditioning (“HVAC”) systems in the Sacramento California area. On September 28, 2006, the Company was acquired by Buckeye Ventures, Inc. (see note 2).

Interim Financial Information

The interim financial statements included herein as of September 30, 2006 and for the three months ended September 30, 2006 and 2005 are unaudited. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the interim financial information.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, net, other receivables, notes payable, note payable to related party, accounts payable, and accrued expenses payable. The fair value of these financial instruments approximate their carrying amounts reported in the balance sheets due to the short term maturity of these instruments or based upon currently available interest rates of similar instruments available with similar maturities.

Cash and Cash Equivalents

The Company considers all liquid investments purchased with an original maturity of three months or less to be cash equivalents.

ENERGY KING, INC.
Notes to Financial Statements

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment, Net

Property and equipment are stated at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line and declining balance methods over the estimated useful lives of the assets.

Intangible Assets, Net

Intangible assets, consisting of the costs associated with changing the name of the Company and promoting the new name of the Company, are being amortized over their expected useful economic life of 15 years using the straight-line method.

Long-Lived Assets

Property and equipment and other long-lived assets, including amortizable intangible assets, are evaluated for impairment whenever events or conditions indicate that the carrying value of an asset may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets.

Revenue Recognition

The Company recognizes revenue when risk of loss and title to the product is transferred to the customer, which occurs at installation. Payments received for uninstalled products are deferred until installation is complete.

Advertising

Advertising costs are charged to expense as incurred. For the three months ended September 30, 2006 and 2005 and for the years ended June 30, 2006 and 2005, advertising expense was $178,081 (unaudited), $117,684 (unaudited), $766,532, and $524,409, respectively.

Income Taxes

The Company follows SFAS No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax

ENERGY KING, INC.
Notes to Financial Statements

consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Net Income (Loss) per Share

Basic and diluted net income (loss) per share has been calculated based upon the weighted average number of common shares outstanding. The Company has no common stock equivalents (such as stock options and convertible debt) outstanding.

NOTE 2 - ACQUISITION OF THE COMPANY

On September 28, 2006, Buckeye Ventures, Inc. (“BEYV”) acquired Energy King, Inc. (“EKI”) for $3,900,000 of nonrecourse notes payable, secured solely by the shares of EKI common stock. The purchase price is subject to a Purchase Price Adjustment Amount reduction (not to exceed $2,000,000) equal to 5 times the EBIT (income before interest income, extraordinary gains, gains from the sale of assets other than inventory sold in the ordinary course of business, interest expense, and income taxes) Deficit (amount less than the $700,000 EBIT Target) for the year ended December 31, 2007 (the First Measurement Period), or if elected by the EKI Stockholders’ Representative, for the year ended December 31, 2008 (the Second Measurement Period). The notes payable bear interest at a rate of 5% and are due September 30, 2008 (September 30, 2009 if the due date is extended by the EKI Stockholders’ Representative). $2,000,000 of the $3,900,000 of the notes payable are convertible into a total of up to 8,000,000 shares of BEYV common stock (conversion rate of one share of common stock for each $.25 in note principal) to December 31, 2007 or thereafter into a total of up to 5,714,286 shares of BEYV common stock (conversion rate of one share of common stock for each $.35 in note principal). Interest on the $1,900,000 nonconvertible portion of the notes payable is payable monthly; interest on the $2,000,000 convertible portion of the notes payable is payable on the due date of the notes payable and, at BEYV’s option, may be paid in shares of BEYV common stock at their then fair market value.

In connection with the acquisition, BEYV agreed to pay the $100,409 EKI settlement liability to the State of California and guaranteed payment of the $255,215 note payable to the Pedersen Family Trust (see note 6).

ENERGY KING, INC.
Notes to Financial Statements

NOTE 3 - RECEIVABLES FROM RELATED PARTIES

Receivables from related parties consist of:

	September 30,	June 30,
	2006	2006	2005
	(Unaudited)
Receivable from president and former
25% stockholder, non-interest bearing,
due on demand	$14,048	$5,000	$-
Receivable from vice president and former
75% stockholder, non-interest bearing,
due on demand	14,048	-	-
Receivable from limited liability company
controlled by president and vice president,
non-interest bearing, due November 1, 2006	6,085	6,085	-

Total	$34,181	$11,085	$-

NOTE 4 - PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of:

	September 30,	June 30,
	2006	2006	2005
	(Unaudited)
Autos and trucks	$109,864	$109,864	$78,717
Machinery and equipment	104,440	100,623	80,657
Furniture and fixtures	7,713	7,713	7,713
Leasehold improvements	1,500	1,500	1,500

Total	223,517	219,700	168,587

Less accumulated depreciation	(145,027)	(138,457)	(129,962)

Property and equipment, net	$78,490	$81,243	$38,625

ENERGY KING, INC.
Notes to Financial Statements

NOTE 5 - INTANGIBLE ASSETS, NET

Intangible assets, net consist of:

	September 30,	June 30,
	2006	2006	2005
	(Unaudited)
Costs associated with changing the
name of the Company and promoting
the new name of the Company	$86,981	$86,981	$-
Less accumulated amortization	(3,320)	(1,871)	-

Intangible assets, net	$83,661	$85,110	$-

For the three months ended September 30, 2006 and 2005 and for the years ended June 30, 2006 and 2005, amortization expense relating to the intangible assets was $1,449 (unaudited), $0 (unaudited), $1,871, and $0, respectively. Estimated amortization expense for each of the Company’s five succeeding fiscal years ending June 30, 2007, 2008, 2009, 2010, and 2011 is $5,799, $5,799, $5,799, $5,799, and $5,799, respectively.

ENERGY KING, INC.
Notes to Financial Statements

NOTE 6 - NOTES PAYABLE

Notes payable consist of:
	September 30,	June 30,
	2006	2006	2005
	(Unaudited)
Payable to Pedersen Family Trust, interest at
5.00%, payable in monthly installments of
principal and interest of $3,639 to
September 28, 2006; modified
September 28, 2006 to be payable in
monthly installments of principal and
interest of $50,000 until paid in full	$255,215	255,215	$285,122
Payable to State of California, interest at 0%,
payable in 5 installments through
December 21, 2008	100,409	-	-
Payable to Tri-Counties Bank, interest at
9.05%, payable in monthly installments
of principal and interest of $831 to
January 19, 2011, secured by accounts
receivable, inventory, and equipment	35,354	$37,023	-
Payable to River City Bank, interest at
4.79%, payable in monthly installments of
principal and interest of $350 to
November 5, 2010, secured by vehicle	15,538	16,675	-

Total	406,516	308,913	285,122

Less current portion of notes payable	309,922	42,010	21,651

Notes payable, net of current portion	$96,594	$266,903	$263,471

On September 28, 2006, in connection with BEYV’s acquisition of the Company, the Company, the Pedersen Family Trust, and BEYV executed a letter agreement. Under the agreement, the repayment terms of the note payable to the Pedersen Family Trust were accelerated and BEYV guaranteed payment of the note under such terms.

The liability to the State of California arose from a settlement dated September 21, 2006 between the Company and the State of California relating to alleged violations of the

ENERGY KING, INC.
Notes to Financial Statements

California Health and Safety Code. Under the agreement, the Company is required to pay $44,419 investigation costs ($22,210 within 3 months and $22,209 within 9 months) and $55,990 civil penalties ($18,664 within 15 months, $18,663 within 21 months, and $18,663 within 27 months), or a total of $100,409. On September 28, 2006, pursuant to BEYV’s acquisition of the Company, BEYV agreed to pay this liability. For financial statement purposes, the Company included the $100,409 in selling, general and administrative expenses in the statement of operations for the three months ended September 30, 2006.

As of June 30, 2006, future principal repayments on notes payable were due as follows:

Year ending June 30,
2007	$42,010
2008	44,453
2009	47,049
2010	49,808
2011	45,592
Thereafter	80,001

Total	$308,913

NOTE 7 - NOTE PAYABLE TO RELATED PARTY

The note payable to related party is due to the vice president and former 75% stockholder of the Company, bears interest at 5%, and was due on demand to August 31, 2006, when the note payable (and accrued interest) was modified to be repaid on September 30, 2008.

NOTE 8 - ACCRUED EXPENSES PAYABLE

Accrued expenses payable consist of:

	September 30,	June 30,
	2006	2006	2005
	(Unaudited)

Salaries and payroll taxes	$46,287	$56,004	$45,556
Warranty reserve	30,000	26,183	-
Insurance	17,372	19,979	4,688
Interest	15,683	12,253	9,244

Total	$109,342	$114,419	$59,488

ENERGY KING, INC.
Notes to Financial Statements

NOTE 9 - INCOME TAXES (BENEFIT)

Income taxes (benefit) consist of:

	Three Months Ended
	September 30,		Year Ended June 30,
	2006	2005	2006	2005
	(Unaudited)

Current:
Federal	$-	$-	$-	$-
State	800	800	800	800

Total current	800	800	800	800

Deferred	(30,353)	66,383	13,880	(208,005)

Total	$(29,553)	$67,183	$14,680	$(207,205)

The provision for income taxes (benefit) differ from the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes. The sources and tax effects of the difference are as follows:

	Three Months Ended
	September 30,		Year Ended June 30,
	2006	2005	2006	2005
	(Unaudited)
Expected tax at 35%	$(26,669)	$58,327	$11,655	$50,169
State income taxes, net	(4,378)	9,576	1,913	8,236
Nondeductible expenses	-	-	1,020	46
Valuation allowance	-	-	-	(265,656)
Other	1,494	(720)	92	-

Provision for income taxes (benefit)	$(29,553)	$67,183	$14,680	$(207,205)

ENERGY KING, INC.
Notes to Financial Statements

Deferred income tax assets consist of:

	September 30,	June 30,
	2006	2006	2005
	(Unaudited)
Net operating loss carryforwards	$197,324	$170,847	$204,323
Allowance for doubtful accounts	9,959	7,967	-
Warranty reserves	11,950	10,430	-
Accrued interest to related party	5,245	4,881	3,682

Total	224,478	194,125	208,005

Less current portion of deferred
income taxes	27,154	30,775	49,031

Deferred income taxes -
non-current portion	$197,324	$163,350	$158,974

As of June 30, 2006, the Company had net operating loss carryforwards available to offset future taxable income. The federal net operating loss carryforwards totaling $648,111 expire $195,719 in 2018, $131,089 in 2020, $61,625 in 2022, $255,467 in 2023, and $4,211 in 2024. The California net operating loss carryforwards totaling $158,354 all expire in 2014.

NOTE 10 - RETIREMENT PLANS

The Company provides a qualified deferred arrangement 401(k) plan whereby employees may contribute up to 25% of gross compensation to the plan. The Company matches employee contributions up to 4% of the employees’ wages. The plan also allows the Company to make optional non-elective contributions into the plan for those employees that have worked over 500 hours and are employed at the end of the plan year. For the three months ended September 30, 2006 and 2005 and for the years ended June 30, 2006 and 2005, Company contributions to the plan (which are expensed when incurred) were $9,834 (unaudited), $9,037 (unaudited), $33,661, and $18,107, respectively.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating leases - The Company leases its facilities, service vehicles, and office equipment under operating lease agreements. For the three months ended September 30, 2006 and 2005 and for the years ended June 30, 2006 and 2005, rent expense was

ENERGY KING, INC.
Notes to Financial Statements

$28,053 (unaudited), $24,021 (unaudited), $95,620, and $55,359, respectively. As of June 30, 2006, future minimum lease payments under noncancellable operating leases that have remaining noncancellable lease terms in excess of one year were as follows:

Year ending June 30,
2007	$57,798
2008	55,909
2009	42,651
2010	15,018

Total	$171,376

Employment agreements - On September 28, 2006, the Company executed employment agreements with its president and former 25% stockholder and with its vice president and former 75% stockholder. The agreements both expire August 31, 2008 and provide for annual salaries of $165,000 each. During the periods of employment and three years thereafter, the officers have agreed not to engage in certain activities which may be harmful to the Company.

NOTE 12 - SUBSEQUENT EVENTS

During the three months ended December 31, 2006, BEYV paid a total of $125,000 to the Pedersen Family Trust in partial payment of the EKI note payable and accrued interest (see note 6). For financial statement purposes, the Company will treat such payments as capital contributions to the Company.

Effective January 2, 2007, the Company purchased certain assets of Barnett’s Heating and Air for $450,000 in cash and common stock.

BUCKEYE VENTURES, INC. AND SUBSIDIARIES
Index to Pro Forma Financial Statements

Page

Pro Forma Combined Statements of Operations (Unaudited):
For the period June 24, 2005 to December 31, 2005	PF-2
For the nine months ended September 30, 2006	PF-3

Notes to Pro Forma Combined Statements of Operations
(Unaudited)	PF-4

BUCKEYE VENTURES, INC. AND SUBSIDIARIES
Pro Forma Combined Statements of Operations
For the Period June 24, 2005 (Inception) to December 31, 2005
(Unaudited)

	Buckeye
	Ventures, Inc.	Energy		Pro Forma	Pro Forma
	and Subsidiary	King, Inc.		Adjustments	Combined

Net sales	$2,064,197	$3,270,907		$-	$5,335,104

Cost of sales	1,328,906	1,595,051		-	2,923,957

Gross profit	735,291	1,675,856		-	2,411,147

Selling, general and administrative expenses	1,022,799	1,442,889		-	2,465,688

Income (loss) from operations	(287,508)	232,967		-	(54,541)

Interest income	-	899		-	899

Interest expense	(13,508)	(11,804	) (a)	(102,041)	(127,353)

Income (loss) before income taxes	(301,016)	222,062		(102,041)	(180,995)

Income taxes	10,358	89,257		-	99,615

Net income (loss) before
extraordinary item	(311,374)	132,805		(102,041)	(280,610)

Extraordinary item	114,532	-		-	114,532

Net income (loss)	$(196,842)	$132,805		$(102,041)	$(166,078)

Basic and diluted net income (loss)
per common share:
Net income (loss) before extraordinary item	$(.00)	$132.81			$(.00)
Extraordinary item	-	-			-

Net income (loss)	$(.00)	$132.81			$(.00)

Shares used to compute basic and
diluted net income (loss) per common share	79,792,001	1,000	(b)	(1,000)	79,792,001

See notes to pro forma combined statements of operations.

BUCKEYE VENTURES, INC. AND SUBSIDIARIES
Pro Forma Combined Statements of Operations
For the Nine Months Ended September 30, 2006
(Unaudited)

	Buckeye
	Ventures, Inc.	Energy		Pro Forma	Pro Forma
	and Subsidiaries	King, Inc.		Adjustments	Combined

Net sales	$3,889,008	$4,120,389		$-	$8,009,397

Cost of sales	2,464,469	2,008,225		-	4,472,694

Gross profit	1,424,539	2,112,164		-	3,536,703

Selling, general and administrative
expenses	2,074,753	2,357,965		-	4,432,718

Income (loss) from operations	(650,214)	(245,801)		-	(896,015)

Interest income	3,574	-		-	3,574

Interest expense	(46,598)	(19,158	) (a)	(145,849)	(211,605)

Income (loss) before income taxes	(693,238)	(264,959)		(145,849)	(1,104,046)

Income taxes (benefit)	-	(104,130)		-	(104,130)

Net income (loss)	$(693,238)	$(160,829)		$(145,849)	$(999,916)

Basic and diluted net income (loss)
per common share	$(.01)	$(160.83)			$(.01)

Shares used to compute basic and
diluted net income (loss) per
common share	94,347,078	1,000	(b)	(1,000)	94,347,078

See notes to pro forma combined statements of operations.

BUCKEYE VENTURES, INC. AND SUBSIDIARIES
Notes to Pro Forma Combined Statements of Operations
For the Period June 24, 2005 (Inception) to December 31, 2005 and
For the Nine Months Ended September 30, 2006
(Unaudited)

Note 1 - Basis of Presentation

On September 28, 2006, effective September 30, 2006, Buckeye Ventures, Inc. (“BEYV”) acquired Energy King, Inc. (“EKI”) for $3,900,000 of nonrecourse notes payable, secured solely by the shares of EKI common stock. The purchase price is subject to a Purchase Price Adjustment Amount reduction (not to exceed $2,000,000) equal to 5 times the EBIT (income before interest income, extraordinary gains, gains from the sale of assets other than inventory sold in the ordinary course of business, interest expense, and income taxes) Deficit (amount less than the $700,000 EBIT Target) for the year ended December 31, 2007 (the First Measurement Period), or if elected by the EKI Stockholders’ Representative, for the year ended December 31, 2008 (the Second Measurement Period). The notes payable bear interest at a rate of 5% and are due September 30, 2008 (September 30, 2009 if the due date is extended by the EKI Stockholders’ Representative). $2,000,000 of the $3,900,000 of the notes payable are convertible into a total of up to 8,000,000 shares of BEYV common stock (conversion rate of one share of common stock for each $.25 in note principal) to December 31, 2007 or thereafter into a total of up to 5,714,286 shares of BEYV common stock (conversion rate of one share of common stock for each $.35 in note principal). Interest on the $1,900,000 nonconvertible portion of the notes payable is payable monthly; interest on the $2,000,000 convertible portion of the notes payable is payable on the due date of the notes payable and, at BEYV’s option, may be paid in shares of BEYV common stock at their then fair market value.

The accompanying pro forma combined statements of operations (unaudited) have been presented as if the acquisition took place on June 24, 2005. The pro forma information is not necessarily indicative of the results that would have been reported had the acquisition actually occurred on June 24, 2005, nor is it intended to project results of operations for any future period.

Note 2 - Pro Forma Adjustments

The pro forma adjustments to the combined statements of operations (unaudited) are as follows:

(a)	to reflect interest expense on the $3,900,000 notes payable - $102,041 for the period June 24, 2005 to December 31, 2005 and $145,849 for the nine months ended September 30, 2006.
(b)
to adjust to the number of shares used for Buckeye Ventures, Inc. and subsidiaries; no shares were issued in the acquisition and the effect of the assumed conversion of convertible notes payable on diluted net loss per common share is anti-dilutive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Buckeye Ventures, Inc.

January 19, 2007	By:	/s/ Alan Mintz

Name: Alan Mintz
Title: CEO & President

EXHIBIT

Exhibit No.	Description of Exhibit
10.1	Agreement and Plan of Merger.